UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 17, 2009
Municipal Mortgage & Equity, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300,	21202
Baltimore, Maryland	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (443) 263-2900
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 7.01 Regulation FD Disclosure.
The information in this Item 7.01 is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.
In this Report, except as expressly indicated or unless the context otherwise requires, the “Company,” “MuniMae,” “we,” “our” or “us” means Municipal Mortgage & Equity, LLC, a Delaware limited liability company, and its majority-owned subsidiaries.
Cautionary Statement Regarding Forward-Looking Statements
This Report contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek,” “would,” “could,” and similar words or are made in connection with discussions of future operating or financial performance.
Forward-looking statements reflect our management’s expectations at the date of this Report regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Report. These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Report.
EXPLANATORY NOTE
In September 2006, we determined that we had to restate our financial statements for 2004 and 2005 and for the first quarter of 2006. We completed the restatement of our 2004 and 2005 financial statements and our 2006 financial statements earlier this year. The audit reports related to these financial statements were included in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”), which was filed with the SEC on April 29, 2009 and is available on our website: http://www.munimae.com.
Because of the delay in completing the audited restated 2004 and 2005 financial statements and the audited 2006 financial statements, we have not been able to file Reports on Form 10-K or 10-Q covering any period subsequent to December 31, 2006. We are furnishing this Current Report on Form 8-K in order to provide certain limited current information about us and certain effects of current market conditions on our businesses.
THE CURRENT STATE OF OUR BUSINESSES
Beginning early in 2008, there was a major deterioration in the market for tax-exempt bonds and other assets that are or were a major part of our assets. This deterioration combined with the factors that have negatively affected world credit markets and financial institutions had a severe effect upon us during 2008 and 2009. These events led us to curtail significant aspects of our business and to sell assets and businesses at substantial losses in order to obtain funds we needed to meet our commitments or to satisfy lenders. In addition, the cost of preparing and auditing our 2006 and restated 2004 and 2005 financial statements, when added to our operating expenses for 2007, 2008, and 2009 year-to-date, resulted in significant operating losses. Further, in light of the instability in the credit and capital markets and weakness in commercial real estate markets since 2006, we have reduced the carrying value of some of our assets and have incurred losses on the sale of some of our assets. As a result of our asset and business sales and the use of proceeds to pay operating expenses and reduce debt, we have significantly fewer assets now than at the end of 2006. In light of the reduction in our revenue and the increases in our losses due to business unit sales, asset sales and asset deterioration since the end of 2006, we believe all or virtually all of our $668 million shareholder equity balance reported at December 31, 2006 has been eliminated.

We continue to receive income from our recurring sources of revenue, primarily interest income on our tax-exempt bond and taxable loan portfolios and servicing fees associated with those portfolios.
In our 2006 Form 10-K, we reported many aspects of our businesses had been affected by the disruptions in the credit markets. In particular, we described the principal effects that the credit market disruption had on us through the date of that report. Among the key points discussed in that report were the following:
•	There was a major reduction in the willingness of the institutions that in the past had been investors in the funds we manage or lenders to those funds to invest in new investment funds or to provide financing to new investment funds.

•	We encountered increasing efforts by banks and other lenders to reduce their outstanding loans and loan commitments to us.

•	The securitization market we used as a source of financing either to originate or acquire tax-exempt bonds ceased to function and we ceased originating and acquiring tax-exempt bonds.

•	We were forced to sell assets in unfavorable markets and, as a result, incurred significant losses.

•	We have had and probably will continue to have increases in our loan loss reserves and impairment charges related to our loan portfolio.

•	We have encountered a significant need for cash to fund loan commitments, reduce our debt and meet operating expenses. In order to satisfy our cash needs, we have had to sell assets, including both tax-exempt bonds and segments of our business into very unfavorable markets.
Most of the conditions described in our 2006 Form 10-K continue to exist, including our significant shortage of liquid assets. In addition, the fact that we do not have audited financial statements for periods after December 31, 2006 is an event of default under many of our borrowing facilities and our lenders have the right to require us to repay the sums we have borrowed unless we are able to obtain forbearance agreements or amendments to our loan agreements. If all of these loans were accelerated and declared due and payable, our current liquidity would be insufficient to repay all loan amounts. This led our independent registered public accounting firm, KPMG, to include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in its February 11, 2009 opinion regarding our 2006 financial statements.
Certain of our debt, guarantees and derivative agreements are subject to financial reporting and other related covenants that we are not in compliance with due to our inability to provide timely audited financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Also, in some cases, we are not in compliance with the principal payment terms of the agreements; however, in these cases we have short-term forbearance agreements in place with creditors. The Company is current with respect to required interest payments to its creditors, with the exception of $0.3 million of subordinated debt. We are actively working with our creditors with respect to our credit arrangements; however, at this point we cannot provide assurance that we will be able to meet all of our obligations as and when they come due. Therefore, it is likely that we will need to continue to reduce our outstanding debt. We have sold and will likely have to continue to sell assets under adverse market conditions in order to reduce our debt.
In 2009, we sold the majority of the assets associated with three of our major businesses: substantially all of the renewable energy business in April; agency lending business in May; and, in October, substantially all of our low income housing tax credit equity business (“LIHTC”). In addition, we disposed of our Sustainable Land Fund and our George Elkins mortgage banking business in late 2008 for essentially no consideration. In late 2008 and early 2009, we terminated substantially all of our business providing asset management services to institutional investors. The Company retained certain assets from each of these sales that buyers did not want to acquire. These assets include two solar funds, three other distinct renewable energy projects, interests in real estate, and a number of commercial real estate loans. We will continue to evaluate the possible sale of these retained assets. In many instances, the proceeds we received from the sale of business units, bonds and other real estate assets were less than the amounts we had borrowed against or invested in them. Therefore, a number of sales we have made have resulted in a loss of cash collateral, rather than entitling us to a return of cash collateral we had posted.
The Company’s remaining significant activities consist of owning and managing portfolios of tax-exempt bonds and commercial real estate loans, and the Company plans to continue to operate as the owner and manager of these portfolios. As we have become a substantially smaller business, we have significantly reduced the number of employees. Our headcount, which stood at 333 employees at March 31, 2009, has been reduced to 65 employees as of December 1, 2009. In May 2008, we suspended our practice of paying quarterly dividends. We have not paid a dividend since this suspension and do not expect to pay a dividend for the foreseeable future.
I. Financial Assets and Liabilities
Today, the Company is significantly smaller in size and scope of operations as compared to a year ago. As discussed above, we have sold businesses and assets and ceased certain business services in order to satisfy debts and meet our liquidity needs. At present, the Company’s bond business, which consists primarily of tax-exempt bonds secured by affordable multifamily rental properties, is our only significant remaining business segment. Although the Company is managing a commercial real estate loan portfolio, the

Company plans to liquidate that portfolio over time. Provided below is information regarding the bond business as well as our more significant assets and liabilities not directly related to the bond business.
Bond Business
The Company’s only significant remaining business segment is the bond business. The Company primarily invests in bonds issued by state and local governments or their agencies or authorities to finance affordable multi-family housing, student housing and assisted living properties. These bonds are secured by an assignment of the related mortgage loans and a general assignment of rents of the underlying properties. Interest on the bonds is generally exempt from federal and state income taxes. Nearly all of our bonds are held by our wholly owned subsidiary, MuniMae TE Bond Subsidiary, LLC and its Subsidiaries (“TEB”). The table below provides business volume and other key metrics related to this business for the bonds held by TEB.
(dollars in thousands)

	As of or for the		As of or for the		As of or for the
	nine months ended		year ended		year ended
TEB Tax Exempt Bond Portfolio (1)	September 30, 2009		December 31, 2008		December 31, 2007
Unpaid principal balance	$1,272,049		$1,342,330		$1,500,932
Fair value	1,180,142		1,249,392		1,531,488
Weighted average rate at period end	6.48%		6.57%		6.69%
Defaulted bonds (UPB)	$57,545		$75,066		$150,304
Total number of bonds	153		163		179

Debt service coverage ratios on stabilized portfolio (2):
Without defaulted bonds	1.13	x	1.13	x	1.15	x
With defaulted bonds	1.11	x	1.09	x	1.02	x

Senior interests and debt owed to securitization trusts (3)	$733,870		$785,072		$882,283
Weighted average term to maturity (years)	11.0		10.0		10.6
Weighted average interest expense at period end	2.23%		3.10%		5.00%

Preferred stock (mandatorily redeemable and perpetual preferred) (4)	$331,069		$330,936		$330,916
Weighted average interest expense at period end	6.37%		6.21%		6.21%

(1)	TEB’s unpaid principal balance, fair value, senior interests and debt owed to securitization trusts and preferred stock are audited amounts as of December 31, 2008 and 2007. The Company also owns bonds outside of TEB that totaled $145.5 million unpaid principal balance (“UPB”) encumbered by $109.6 million in debt at September 30, 2009; however, the financial statements of the entities that own such bonds and related debt have not been audited and thus these bonds and related debt information are not included in the table above.

(2)	Stabilized portfolio represents properties that have reached 90% occupancy for 90 days and have sufficient operating information to calculate a rolling 12-month debt service coverage ratio. This operating information is generally received on a quarter lag basis; and as such the debt service coverage ratio for September 30, 2009 is based on June 30, 2009 operating information.

(3)	This debt is primarily due to bond securitization transactions that are treated as financing arrangements in accordance with the accounting for the transfers and servicing of financial assets and the extinguishment of liabilities. This debt balance also includes transactions whereby the Company purchases subordinate certificates from trusts having never owned the underlying bonds. All of this debt is non-recourse to the Company and as of September 30, 2009 is current with respect to interest and principal payments that are due.

(4)	This preferred stock was issued by TEB and is current with respect to principal and interest. At September 30, 2009, December 31, 2008, and December 31, 2007, these amounts included $162.4 million, $162.3 million and $162.3 million, respectively, of mandatorily redeemable shares that we classify as debt in accordance with GAAP. Effective June 30, 2009, the Series Exhibits for Series A and A-1 mandatorily redeemable shares, for which there is a combined original share balance of $100 million, was amended and restated to provide for distributions and redemptions at a combined annual rate of 12.68% and 20% up from 6.875% and 6.30%, respectively. Furthermore, effective September 30, 2009, the Series C perpetual preferred shares, with a share balance of $13 million, was amended and restated for distributions at an annual rate of 9.75%, up from 4.7%.
The Company has managed its bond portfolio over the last two years in order to generate liquidity, reduce future funding commitments and improve overall credit quality. These efforts, which included the sales of defaulted bonds, more than offset the negative impact of the worsening multifamily market conditions on our bond portfolio over the past two years and resulted in stable or improved performance and credit quality metrics towards the end of 2008 and into the first half of 2009. In 2009, the deterioration in market conditions has continued, and has had a negative impact on the bond portfolio, particularly in the number of defaults occurring in the second half of the year. The most significant factor impacting the quality of the Company’s bond portfolio has been the weak economy and continued increase in the national average unemployment rate, which stood at 10% at the end of November 2009. This has contributed to the softening of the national apartment market and the slowing of household formation resulting in vacancy levels not seen in over 20 years. Another factor which is beginning to affect the bond portfolio’s credit quality is the decline in property level financial support historically provided by both property developers and tax credit equity syndicators. As a result of these factors, our defaulted bonds (which include all bonds 90 days past due and other bonds based on management’s view of collectability) increased from 3.5% of the total bond portfolio at June 30, 2009 to 4.5% of the total bond portfolio at September 30, 2009 and currently exceeds 7% of the total bond portfolio. The above factors will continue to negatively impact the performance of the properties serving as collateral for our bonds for the fourth quarter of 2009 and into 2010.

At September 30, 2009, approximately $1.2 billion, or 98% of the fair value of our TEB bonds were either deposited in securitization trusts or pledged as collateral for securitization programs, and our remaining unfunded bond lending commitments were $6 million. During 2009, the Company has experienced an increase in net interest income from the bond portfolio due to substantially all of our investments in bonds paying a fixed rate of interest, while substantially all of our debt is variable rate debt. Approximately 95% or $699.0 million of the September 30, 2009 TEB securitized debt is variable rate debt based on the Securities Industry and Financial Markets Association (“SIFMA”) index. The year to date average SIFMA index decreased from 2.30% at September 30, 2008, to 0.46% at September 30, 2009. Our total weighted average debt expense on variable rate debt for the nine months ended September 30, 2009 and 2008, which includes interest plus on-going fees such as credit enhancement, liquidity, trustee, custodial and remarking fees, was 1.68% and 3.49%, respectively. A rise in the SIFMA index will increase our borrowing costs without a corresponding increase in our bond interest income. Depending on the magnitude of the rise in short-term interest rates, there could be a significant reduction in our net interest income. Conversely, a decline in the SIFMA index will lower our borrowing costs.
Additional risks arising from the nature of our bond business that could have a material adverse affect on our future business, financial condition and results of operations include:
o	If the fair value of our investments in bonds deposited in securitization trusts or pledged as additional collateral decreases significantly, as a result of higher interest rates, credit deterioration or for other reasons, we may be required to post cash, to reduce leverage, or to pledge additional investments as collateral for such programs.
Substantially all of our assets are pledged or are in some manner restricted from being pledged. In the event that we have insufficient liquidity or unencumbered investments to satisfy these collateral requirements, certain bonds deposited in securitization trusts may be liquidated by the third-party creditor to reduce the collateral requirement. Such a forced sale would likely result in a lower sales price as compared to a price received from an orderly arms-length sale. In addition, we would lose the cash flow from the bonds and our ownership interest in them, and, if a significant number of bonds were liquidated, our financial condition and results of operations would be materially adversely affected.
o	Economic conditions adversely affecting the real estate market could continue to have a material adverse effect on the Company.
Most of our investments continue to be directly or indirectly secured by multifamily residential properties, and therefore the value of our investments and, in certain instances, the interest income we collect could be materially adversely affected by macroeconomic conditions or other factors that adversely affect the real estate market generally, or the market for multifamily real estate and bonds secured by these properties in particular. Conditions that may negatively affect the value of our investments include, among others: (i) high levels of unemployment and other adverse economic conditions (such as foreclosures, inflation and higher interest rates), regionally or nationally; (ii) decreased occupancy and rent levels due to supply and demand imbalances; (iii) changes in interest rates that affect the value of our bonds or the value of the real estate securing the bonds; and (iv) lack of or reduced availability of mortgage financing.
o	Substantially all of our bond investments are illiquid, which could prevent us from consummating sales on favorable terms and makes it difficult for us to value our investment portfolio.
There is only a limited trading market for our bond investments. This lack of liquidity will continue to adversely affect the price for which we can sell our investments. More specifically, we may need to sell our bonds at amounts lower than our carrying value of such bonds and such differences could be material to our results of operation and financial condition. The prices at which we are able to sell our bonds may differ significantly from the values that we would derive if a ready market existed for the investments.
o	Restrictions in TEB’s operating agreement with its preferred shareholders may limit our ability to receive dividends from TEB or to otherwise obtain value from our 100% ownership of TEB’s common stock.
TEB’s operating agreement with its preferred shareholders has requirements related to the type of assets in which TEB may invest, as well as leverage restrictions, limitations on issuance of additional preferred equity interests, limitations on restricted payments (as defined by the operating agreement of TEB) to us, and certain requirements in the event of merger, sale or consolidation. At September 30, 2009:
▪	TEB’s leverage ratio was at an amount that would not allow TEB to incur additional obligations until the leverage ratio is within the required limits. As a result, TEB will not be able to raise capital through new securitizations or make any restricted payments (i.e., return of capital) to the Company until asset values increase and/or obligations decrease.

▪	TEB’s liquidation preference ratios were at amounts that would restrict TEB from making any restricted payments to us, or raising additional preferred equity on parity with the existing preferred shares outstanding;

▪	TEB has the ability, however, to make payments to us from distributable cash flow (i.e., income distribution) even when restricted payments are prohibited by the leverage and liquidation preference ratios.
As previously disclosed, on March 6, 2008 the Company along with other MuniMae subsidiaries entered into a series of agreements pursuant to which the Company granted a security interest in the common shares of TEB in order to avoid the need of the Company and other MuniMae subsidiaries to post additional cash collateral to meet future margin calls on various obligations. Under the agreements, the Company and its affiliates receive credit against margin requirements without the need to post additional cash.
In addition to the risks described herein, we refer you to the section entitled “Risk Factors” in Item 1A of the 2006 Form 10-K.
Assets Outside of the Bond Business
Taxable Loans
The Company’s taxable lending business historically consisted primarily of loans related to the affordable multifamily housing market, origination and sales of multifamily loans through the Fannie Mae, Freddie Mac and certain HUD insured multifamily lending programs (“agency lending”) and commercial real estate lending on a variety of asset types. We have sold the agency lending business and therefore we no longer originate and sell these types of loans. The commercial real estate lending business has been shut down due to the severe market conditions that we experienced in the past two years. Therefore, we currently have no employees engaged in taxable loan originations; however, at September 30, 2009 we had employees managing and servicing approximately 57 loans that we own. Relevant information related to the loan portfolio at September 30, 2009 is as follows:
(dollars in thousands)

	As of or for the	As of or for the	As of or for the
	nine months ended	year ended	year ended
Loan Portfolio	September 30, 2009	December 31, 2008	December 31, 2007
Unpaid principal balance (1):
Land and land development loans	$43,442	$118,031	$112,996
Affordable multifamily loans	89,322	139,170	165,550
Market rate multifamily loans	93,475	203,549	397,571
Other miscellaneous loans	21,935	32,566	65,860

Total loan portfolio	$248,174	$493,316	$741,977

Loans past due 90 days	$72,742	$115,102	$109,779

Weighted average rate at period end:
Total loan portfolio	7.94%	7.72%	8.15%
Loans past due 90 days	8.47%	9.38%	8.45%

(1)	These amounts are contractual unpaid principal balances and do not reflect any impairment or loss reserves. This will be completed as part of the Company’s remeasurement efforts.
As shown in the table above, we have disaggregated our taxable loan portfolio into four categories, including loans related to land and land development, affordable multifamily loans, market rate multifamily loans and other miscellaneous loans. The performance of the affordable multifamily loans is strong with the default rate (which include all loans over 30 days past due) being 2% of the total affordable loan portfolio. The default rate among loans supporting market rate multifamily properties is approximately 38% of the total market rate loan portfolio. Performance is weakest within the Company’s land and other miscellaneous loan portfolios. (Other miscellaneous loans at September 30, 2009 consist of a loan on a condominium project and loans not secured by mortgage liens on real estate). The default rates on the land and other miscellaneous loans exceed 86%. Management believes based on its efforts and current market conditions, including the estimated value of the underlying collateral, that the Company could suffer substantial principal losses on the taxable loan portfolio and that such losses could exceed $80 million.
Other Assets
We also are holding a collection of residual assets that were either created from the business unit sales or were not part of the sales agreements. Except for the preferred stock from our agency lending business sale, we do not consider the interests outlined in this section to be substantial. Currently, we have interests in the following areas:
Preferred Stock from Agency Lending Business Sale — We received preferred stock from Oak Grove Commercial Mortgage LLC (“Oak Grove”) (the purchaser of the agency lending business) totaling $47.0 million. There are three series of preferred stock within the $47 million: Series A Preferred units of $15 million, which entitle us to cumulative quarterly cash distributions at the rate of 17.5% per year; Series B Preferred units of $15.0 million, which entitle us to cumulative quarterly cash distributions at the rate of 14.5% per year; and $17.0 million of Series C Preferred units, which entitle us to cumulative quarterly cash distributions at the rate of 11.5% per year. We have agreed to reimburse the purchaser up to a maximum of $30.0 million for payments the purchaser may be required to make under loss sharing arrangements with Fannie Mae and other government-sponsored enterprises or agencies with regard to loans we sold them. We currently anticipate that any reimbursements we are required to make will be significantly less than $30.0 million, but we cannot give any assurance that this will in fact be the case. During the first four years after the closing, this reimbursement obligation (and some other possible indemnifications) will be satisfied by cancellation of Series C Preferred units and then Series B Preferred units, rather than by cash.
Tax Credit Equity Business — We retained the general partner interests in 11 LIHTC funds that invest in affordable housing projects. The Company’s employees that performed the asset management, accounting and other services related to these funds were acquired by the buyer of the business and we have contracted with the buyer to provide the on-going services necessary to manage the funds that we did not sell. The Company guarantees a minimum investment return to the investors in these funds. In addition, the Company has retained 14 indemnification agreements relative to the performance of certain underlying properties in which certain LIHTC funds have invested. The Company also has miscellaneous contingent obligations remaining related to the LIHTC business. Although the Company has not fully assessed the potential exposure over the life of these obligations, based on current information the Company believes it to be unlikely that any of these obligations would result in any payments during 2010.
GP Take Backs and Real Estate Owned — At December 1, 2009, we have two properties that are investments of the LIHTC funds where we exercised our right to replace the general partner with an entity we wholly own (“GP Take Backs”). Our economic interest in these entities is nominal (less than 1%); however, GP Take Backs are consolidated under GAAP. In addition to the GP Take Backs, we currently have two properties where we have either foreclosed or taken a deed-in-lieu of foreclosure due to either a lending relationship we had with the partnership owning the property or as a result of having an interest in or guarantee to, the equity owner in the property partnerships.
Renewable Energy Business — The Company sold substantially all of its interests in the Renewable Energy Business, except for its interest in two solar funds and two solar projects (our economic interest in these assets is nominal). We also retained a biomass facility in which we have invested over $11 million and we are currently in negotiations to sell.
Other Assets — We continue to own equity investments in several partnerships that are in the real estate investment business and we have a majority position in our International Housing Partnership that was formed to promote and invest in low income housing in overseas markets. We believe these assets have nominal economic value to us at this point. We are also expecting to receive federal tax refunds (see Tax Refund Information below).
Debt and Liabilities Outside the Bond Business
The table below provides the debt outside of the bond business at September 30, 2009. Certain of our debt agreements are subject to financial reporting and other related covenants that we are not in compliance with due to our inability to provide timely audited financial statements prepared in accordance with GAAP. Also, in some cases, we are not in compliance with the principal payment terms of the agreements; however, in these cases we have short-term forbearance agreements in place with creditors. The Company is current with respect to required interest payments to its creditors, with the exception of $0.3 million of subordinated debt. We are actively working with our creditors with respect to our credit arrangements; however, at this point we cannot provide assurance that we will be able to meet all of our obligations as and when they come due.
(dollars in thousands)

	Contractual Amount	Weighted Average
	Outstanding at	Interest Rate at
Type of Debt	September 30, 2009	September 30, 2009
Notes payable	$171,742	6.25%
Lines of credit	43,916	5.85
Subordinated debt (1)	199,601	2.08

Total debt outside the bond business	$415,259	4.20%

(1)	Represents subordinated debt balances and rates at December 1, 2009 as some of these agreements were modified after September 30, 2009.
Notes Payable and Lines of Credit — This debt is primarily related to secured borrowings collateralized by various assets, primarily real estate notes held by us and secured by commercial real estate projects. In most cases the Company has guaranteed the debt or is the direct borrower.
Subordinated Debt — This debt was originally issued in 2004 and 2005 at a par amount of $172.8 million by trusts owned by MMA Financial Holdings, Inc. (“MFH”). MFH and MuniMae guaranteed this debt, which therefore represents a general obligation of the Company, but it is not secured by any specific assets of the Company. This debt is owned by various investors and certain portions of this debt were modified as follows.
o	On November 3, 2009, the Company exchanged $30.0 million of subordinated debt for subordinate debt issued by one of our wholly-owned subsidiaries, MMA Mortgage Investment Corporation (“MMIC”). Other than the issuer, the terms and conditions of this debt are the same as that issued by MFH.

o	Approximately $5.7 million has been repurchased and retired by the Company. The total purchase price was $0.7 million.

o	Approximately $136.8 million of the original par amount has been renegotiated with the holders to increase the outstanding principal amount from $136.8 million to $169.2 million, while reducing the interest rate from a weighted average of 8.45% to 0.75% for three years. At the end of the three years, the interest rate reverts back to the original rate. These debt modifications have been previously described in Current Reports on Form 8-K filed July 2, 2009, and August 5, 2009.

Other Liabilities and Contingencies
The most significant other liabilities are exposures related to interest rate swaps and accounts payable to vendors. We have interest rate swaps totaling approximately $420.5 million (notional) that were entered into primarily to hedge the bond portfolio. Based on fair values at September 30, 2009, the Company had a liability of $15.1 million related to these swaps. Our total accounts payable at September 30, 2009 was approximately $7.2 million. This excludes $7.8 million in disputed billings from Navigant Consulting, Inc. (“Navigant”) for consulting fees in connection with the restatement, development of accounting policies and business unit services. In October 2008, Navigant filed suit against the Company for these billings. The Company disputes Navigant’s claims and intends to defend the case vigorously. Because the case is still in its early stages, the Company cannot reasonably predict the outcome at this time.
II. Tax Refund Information
The Company has filed amended federal income tax returns for the years ended December 31, 2005 and 2006. The amended returns include a claim for a refund for taxes previously paid totaling $7.7 million, which the Company currently expects to receive in the first quarter of 2010. In addition, the Company plans to file an amended 2007 federal income tax return in early 2010 that will result in a loss carryback claim for an additional $1.4 million in tax refunds; the timing of the receipt of this refund is uncertain.
III. 2009 Tax Information
IRS Circular 230 Disclosure
Any U.S. tax advice contained in the body of this document was not intended or written to be used, and cannot be used, by the recipient for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code or applicable state or local tax law provisions.
The Company is a limited liability company and as such is classified as a partnership for federal income tax purposes. We have essentially the same limited liability, governance and management structures as a corporation, but we are treated as a pass-through entity for federal income tax purposes. Thus, our investors include their distributive shares of our income, deductions and credits on their tax returns. Among other things, this allows us to pass-through tax-exempt interest income to our investors. Many of our subsidiaries also are pass-through entities, and our taxable income, deductions and credits that are reflected on our investors’ tax returns include the income, deductions and credits of those subsidiaries. However, other of our subsidiaries are corporations that pay taxes on their own taxable income. Our income, deductions and credits that are reflected on our investors’ tax returns do not include the income of those subsidiaries, but include any taxable dividends or other taxable distributions we receive from them. In May 2008, we suspended our practice of paying quarterly dividends. However, despite the fact that we have suspended paying dividends, to the extent the activities we conduct through pass-through entities generate taxable income or loss, our investors will have to reflect their allocable portions of that taxable income or loss on their tax returns. In addition, any allocation of income or loss that an investor receives as a result of the Company’s activities, including tax-exempt income and non-deductible expenses, has a direct impact on the tax basis of their interest. When investors ultimately sell their shares they will have taxable gain or loss equal to the price paid for the share increased by their allocable share of the Company’s taxable income or decreased by their allocable share of the Company’s loss during their ownership period and decreased for any distributions received. INVESTORS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS for the appropriate treatment of the income or loss on their individual return and the effect of such allocations on the tax basis of their shares.
In 2008, we executed a number of capital transactions consisting primarily of bond sales and the closing-out of many of our derivative positions. The tax consequences of these transactions were passed on to our investors under applicable tax rules; however, based on when and at what share price an investor acquired our shares, certain investors had capital gains (rather than capital losses) allocated to them due to their low basis in our stock, while investors with a higher basis received an allocation of capital losses. In 2009, we continued to sell and redeem bonds. As in 2008, certain investors, generally those that purchased shares prior to January 1, 2008 (“Pre-2008 Investors”), may have capital losses allocated to them due to their higher tax basis in our stock relative to those that purchased shares on or after January 1, 2008 (“2008 Investors”). For the Pre-2008 Investors, we estimate that they will be allocated losses from 2009 transactions that occurred through September 30, 2009. Those losses will likely be in excess of $0.30 per share but may exceed $1.00 per share in certain instances based solely on an investor’s individual circumstance. We estimate that 2008 Investors will be allocated gains from transactions that occurred through September 30, 2009. Those gains are estimated to range from $0.40 per share to as high as $0.65 per share, though again it will vary based on each investor’s individual circumstance. These statements assume that all investors acquired their shares by December 31, 2008 and that they have held their shares continuously for the entire period from purchase through September 30, 2009. Please note that gains or losses resulting from sales and redemptions of company assets only affect the owners of the Company’s shares for the month during which the transaction occurs; any trading activity undertaken by an investor during 2009 may materially affect that investor’s individual gain or loss recognition. For individuals who acquired their shares during 2009, we are not able to provide specific guidance with respect to gain and/or losses at this time; however, it is likely that such investors will be allocated gains. Based on the activity through September 30, 2009 those gains are not likely to exceed $0.65 per share, and may be substantially lower, but final allocations will vary based on an individual investor’s circumstance.
The ultimate amount per investor cannot be determined until the final allocations of 2009 income are determined after December 31, 2009. Additional sales and redemptions have occurred during the fourth quarter, and this activity will have an impact on any gain or loss included on the K-1s to the investors of record in the corresponding month. In addition, all investors will continue to receive an allocation of both ordinary and tax-exempt interest income, some of which is subject to the alternative minimum tax. The Company has not completed its analysis of the tax attributes of our 2009 activity and will not complete this analysis until March 2010 when investor K-1s will become available. Therefore, this information is preliminary and subject to change and such change could be material. INVESTORS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS.
IV. Financial Reporting Update
The Company filed its 2006 Form 10-K on April 29, 2009 and is continuing its efforts to prepare its SEC filings; however, the ultimate timing of completing 2007, 2008 and 2009 financial statements is not determinable at this point. As part of our efforts, the financial statements of TEB for the years ended December 31, 2008 and 2007 have been audited and we expect that the audit of the 2009 financial statements will be completed on time in April 2010. The financial statements of MMIC for 2007 and 2008 (this business was sold in April 2009) were also audited. Because we believe that current information is particularly useful for our investors, we are engaged in the completion of the Company’s December 31, 2009 balance sheet with a goal of achieving a public filing of this balance sheet (audited) by mid-year 2010 with first quarter 2010 information to follow shortly thereafter. It is also our goal to be timely in our quarterly reporting beginning with second quarter 2010 results, although no assurance can be given that we will achieve this goal. We also plan to address the material weaknesses previously disclosed in our Form 8-K filed on February 13, 2009 and in our Form 10-K filed on April 29, 2009, by the end of 2010.
V. Other Matters
We will be unable to initiate any new business, including the origination of new tax-exempt bonds, until we have access to additional reasonably priced debt or equity capital. We do not have access to this capital at this time and cannot predict when we will.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The exhibit to this report is listed in Item 7.01 above and in the Exhibit Index that follows the signature line.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC
December 17, 2009	By:	/s/ Michael L. Falcone
		Name:	Michael L. Falcone
		Title:	Chief Executive Officer and President

Exhibit
Number	Description of Exhibit
99.1	Copy of the press release labeled “MuniMae Announces Filing of Form 8-K and Schedules Conference Call”